UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On March 6, 2013, Starboard Value LP issued the following press release:

STARBOARD DELIVERS OPEN LETTER TO SHAREHOLDERS OF TESSERA TECHNOLOGIES

Addresses False Statements Made by Board Regarding Starboard's Private Notice of CEO's Potentially Inappropriate Conduct

Clarifies Terms of Private Settlement Proposal

Believes Majority Change in the Board Required Given Company's Dismal Financial and  Stock Performance, Failed Execution, Poor Governance Practices and Troubling Recent Director Resignations

Urges Board to Follow Through on its Commitment and Formally Schedule a May 23, 2013 Annual Meeting

NEW YORK, NY – March 6, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one the largest shareholders of Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) with approximately 7.4% of the outstanding common stock of the Company, announced today that it has delivered an open letter to the shareholders of Tessera in response to the “Open Letter to Starboard Value” issued by Tessera’s Board of Directors on March 4, 2013.

The full text of Starboard’s letter is included below:

March 6, 2013

Open Letter to Shareholders of Tessera Technologies, Inc.

Dear Fellow Shareholders:

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 7.4% of the outstanding common shares of Tessera Technologies, Inc. (“Tessera” or the “Company”), making us one of the Company’s largest shareholders.

As you may be aware, Starboard conducts extensive diligence using publicly available information in order to gain conviction in each of our investments. During the course of the ongoing diligence process in connection with our investment in Tessera, we became aware from sources, which we believe to be credible, that the Company’s CEO may have been engaging in inappropriate behavior. This is not information that we set out to find. Rather, this was information that was volunteered to us. Starboard generally does not seek to raise personal issues in assessing the merits of changes at a company, and we were therefore reluctant to even disclose this information to Tessera. However, through continued diligence, we determined that the situation, if true, may have serious negative implications for the operations of the business and our investment. Therefore, we followed what we believed to be proper protocol and made the Company’s board of directors (the “Board”) aware of our concerns through aprivate letter so the Board could fully investigate the matter. We did not publicly disclose any of this sensitive information and had no intention to do so. In fact, the day after our private letter to the Board, we released a public letter to shareholders in which we intentionally omitted any reference to any personal issues.

A board of directors is supposed to serve as the shareholders’ representatives and oversee best governance practices. Whistleblower claims should be delivered privately to the board of directors, and the board of directors has a responsibility to investigate such matters. For this reason, we believe that the Board’s response on March 4, 2013 to the existence of potential inappropriate conduct by Dr. Young is surprising and irresponsible. In our experience, most well-functioning boards would respond to such allegations privately by committing to fully investigate the situation and take appropriate actions, as necessary. In the letter to Starboard, the Board stated, “In the meantime please note that the Board unanimously stands behind our CEO Dr. Young.” We are concerned that the Board may be standing behind Dr. Young without first having formally investigated this potentially serious issue. The Board’s handling of this matter is even more troubling in light of the recent resignations of Messrs. Rivette and Goodrich, who cited disagreements with Board leadership, oversight, and strategy in their resignation letter. We are not at all surprised that the new, smaller Board is “unanimous” in their support of Dr. Young.

The Company’s “Open Letter to Starboard Value” then goes on to state that Starboard omitted the demands we made in our private letter from our public letter, implying that this was somehow unethical. To the contrary, we intentionally omitted the information in an attempt to keep the public debate to business issues, while privately initiating a dialogue with the Board regarding a potential settlement. Typically those discussions would remain private. Again, the Board chose to publicly disclose this information, not us. Now that our proposal is public, however, it deserves a bit more explanation.

As we have consistently stated, given the Company’s dismal financial and stock price performance, failed execution, poor governance, and troubling recent director resignations, we believe a change in a majority of the Board is required. Several weeks ago, we may have been able to be convinced that a solution to the Company’s current issues could be achieved by changing less than a majority of the Board. However, following the resignations of Messrs. Rivette and Goodrich, two directors who we believe are reasonable, open-minded, and pressing for positive change at Tessera, it became clear to us that a change of a minority of the Board would no longer be enough to ensure that the best interests of all shareholders are being represented in the boardroom. Although our proposed solution, which was presented to the Company when the size of the Board was still set at eight total directors, would result in a change in a majority of the Board, it is important to point out the following:

i)	Our proposal only requires two additional incumbent directors to resign, one of which would be the current Chairman, while four of the incumbent directors would remain for continuity;

ii)
We only proposed for one Starboard direct representative to join the Board, while the other four new directors would be truly independent directors with highly relevant and successful industry credentials;

iii)	The new Chairman and new CEO would be identified and selected by the pro forma Board; and

iv)
Although several of the independent nominees we have proposed are highly qualified and willing to serve as interim CEO, we believe following the re-composition of the Board, it would be most appropriate to conduct a full CEO search process in which the Board would consider both internal and external candidates.

As for Tessera’s settlement proposal of “adding two candidates from Starboard’s slate that meet the Company’s criteria, including independence and business acumen ”, this is news to us. All that was previously communicated to us was the Company’s willingness to interview four of our independent nominees. In response, we stated that we would be happy for the Board to interview our nominees prior to their appointment if and when we had reached a tentative agreement on mutually agreeable terms to resolve the pending election contest. We believe allowing the Company to interview these candidates now would be premature because it does not appear that the Company is prepared to consider proposals that will result in substantial change to the Board, a key component for us of any potentially acceptable settlement scenario. This was made especially clear in light of statements made during our meeting that under no circumstance whatsoever would the Company consider allowing any Starboard direct representative to join the Board.

In the letter, the Board then alleges that “the appointment of Starboard executives to our Board would present a conflict of interest.” We believe this allegation is without merit. The Board, itself, appears to acknowledge that there is no current conflict, stating that Unwired Planet, which I currently chair, “may compete with the Company’s strategic plans for its Intellectual Property business.” It appears then that even Tessera believes there is no conflict today, and any potential conflict of interest is purely speculative.

On February 19, 2013, we published a 10-page letter outlining our views, which included four specific initiatives we believe will create significant value at Tessera. Further, in our public letter on March 1, 2013, we committed to disclosing additional information on our plans for the Company, each of its businesses, and our strategy to unlock substantial value for the benefit of all shareholders. In response to our letter, all the Company has done is make broad statements about its status quo plan and make claims that the current strategy is working. Yet the reality is that the so-called “significant cost reduction initiatives” the Company has announced are only marginal and nowhere near acceptable. The Company’s commentary that the “DigitalOptics business continues to have a unique opportunity” makes no mention of years of failed investment and missed expectations. Lastly, the Board states that the Company’s “Intellectual Property business continues to perform well”, yet revenue decreased 28.5% while operating expenses increased 69.1% from 2009 to 2012, resulting in a staggering decline in segment operating income of approximately $116.6 million over this same time period.

If the Company’s status quo strategy were working, then ask yourself the following: Why has the Company’s stock price terribly underperformed over almost any time period? Why has the Company’s financial performance deteriorated drastically? Why have the heads of both of Tessera’s business units resigned within months of one another? And, finally, why have two highly-qualified and well respected directors abruptly resigned alleging serious issues at the Company? We cannot believe that these are signs of a healthy and prospering Company. Instead, these are symptoms of a dysfunctional Board and demonstrate the need for significant change in the Company’s leadership, direction, and oversight.

At this juncture, it has become clear to us that management and the Board of Tessera are not yet willing to embrace a level of change necessary to unlock value for its shareholders. This has further solidified our belief that a majority of the current Board must be reconstituted. It is time to move forward and for the Board to allow you, our fellow shareholders, to make the ultimate determination as to whom you believe will most effectively represent your interests on the Board. Unfortunately, for two years now the Company has manipulated annual meeting dates and nomination deadlines to prevent shareholders, and Starboard specifically, from making changes to the Board that we believe would benefit all shareholders. We note that the Company previously announced its intention to hold the 2013 Annual Meeting on May 23, 2013 in its fourth quarter results press release. However, our proxy solicitors have informed us that, to their knowledge, the annual meeting date has not been formally set by the Company. We hope and expect the Company will follow through on its commitment and immediately formalize and publicly announce a May 23, 2013 date, at the latest, for holding the Company’s 2013 Annual Meeting date so that shareholders can exercise their right to vote, without delay, on a slate of directors who they believe are best fit to serve as stewards of shareholder value.

Best Regards,

Peter A. Feld
Managing Member Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Tudor Brown, George Cwynar, Thomas Lacey, George Riedel and Donald Stout (collectively, the “Participants”).

As of the date of this filing, Starboard V&O Fund owned directly 2,383,225 shares of common stock, $0.001 par value (the “Common Stock”), of the Company. As of the date of this filing, Starboard LLC owned directly 529,841 shares of Common Stock. As of the date of this filing, Starboard C LP owned directly 131,075 shares of Common Stock. Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the “Starboard Value LP Account”), and the Manager of Starboard LLC and Starboard C LP, may be deemed the beneficial owner of an aggregate of 3,875,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard LLC and Starboard C LP and including 830,859 shares of Common Stock held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 3,875,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard LLC and Starboard C LP and held in the Starboard Value LP Account. As of the date of this filing, Mr. Brown directly owned 600 shares of Common Stock, Mr. Cwynar directly owned 580 shares of Common Stock, Mr. Lacey directly owned 500 shares of Common Stock, Mr. Riedel directly owned 400 shares of Common Stock and Mr. Stout directly owned 581 shares of Common Stock.